Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

February 18, 2014

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports 2013 Earnings

•	Results squarely within 2013 guidance range

•	Infrastructure-focused business strategy continues to advance

•	Capital investment, execution drives increased 2014 earnings outlook

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $493.9 million, or $1.58 per share, for the twelve months ended December 31, 2013, compared to net operating earnings from continuing operations (non-GAAP) of $425.8 million, or $1.46 per share in 2012. Consolidated operating earnings (non-GAAP) for the twelve months ended December 31, 2013, were $1,146.3 million compared to $1,069.6 million in 2012.

On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended December 31, 2013, of $490.9 million, or $1.57 per share, compared with $408.8 million, or $1.40 per share in 2012. Operating income was $1,143.4 million for the twelve months ended December 31, 2013, compared with $1,040.1 million in 2012. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

For the three months ended December 31, 2013, NiSource’s net operating earnings (non-GAAP) were $148.7 million, or $0.47 per share, compared with $135.7 million, or $0.44 per share for the same period in 2012. On a GAAP basis, income from continuing operations for the three months ended December 31, 2013, was $153.0 million, or $0.49 per share, compared with $132.1 million, or $0.42 per share for the same period in 2012.

President & Chief Executive Officer Robert C. Skaggs, Jr. noted that NiSource’s year-over-year earnings increase is consistent with the company’s well-established strategy of generating long-term growth through disciplined infrastructure investments, supported by complementary commercial and regulatory initiatives.

“For NiSource, 2013 brought another year of solid execution, notable achievement and industry-leading growth in shareholder value,” Skaggs said. “Our Team executed on a record $2 billion capital program that included key system modernization, growth and environmental investments, at the same time delivering on a wide range of customer service, commercial and regulatory initiatives. These efforts generated results at the upper end of our earnings guidance and produced total shareholder returns that outperformed utility indices by a wide margin for the fifth consecutive year.”

Strong foundation in place for continued growth

Skaggs noted that NiSource shareholders benefitted from a total shareholder return of 36 percent during 2013, including an approximately 4 percent increase in the company’s common stock dividend.

NiSource also generated value for customers and key stakeholders by successfully executing on its record capital investment program. These investments - part of an inventory of more than $30 billion in identified long-term opportunities across the company - helped support continued system reliability, safety, environmental compliance and access to affordable energy supplies.

Supporting the company’s significant capital investment program is the continued execution of a thoughtful and disciplined financing strategy. In addition to issuing $1.25 billion of 30-year debt at attractive rates during 2013, NiSource increased its revolving credit facility by $500 million to $2 billion, and extended its term by an additional 16 months to September 2018. As of the end of 2013, NiSource maintained net available liquidity of approximately $1.6 billion.

2014 earnings guidance of $1.61 to $1.71 per share (non-GAAP), Moody's upgrades credit rating

With continued execution of its business strategy, NiSource expects to deliver 2014 net operating earnings (non-GAAP) within a range of $1.61 to $1.71 per share. There will likely be differences between net operating earnings and GAAP earnings, and due to the unpredictability of weather and other factors, NiSource is continuing its practice of not providing GAAP earnings guidance.

“Our gameplan is finely tuned and the Team has hit the ground running in 2014,” Skaggs said. “With about $2 billion in capital investments under way across NiSource for this year, we fully expect to deliver on our core commitments, including consistently generating earnings growth in the 5 to 7 percent range over the long term.”

Skaggs reiterated NiSource’s commitment to maintaining stable, investment-grade credit ratings, strong financial liquidity and dividend growth in the range of 3 to 5 percent annually. “These core commitments remain unwavering as we execute on our strategy to deliver consistent and enduring value for our customers, shareholders and other key stakeholders,” he said.

Skaggs also noted that on January 31, 2014, Moody's Investors Service upgraded NiSource's credit rating to Baa2 from Baa3. And, in late 2013, Fitch Ratings confirmed their credit rating of BBB-. NiSource's Standard & Poors credit rating is BBB- as well.

Columbia Pipeline Group delivering on modernization, growth and midstream projects

During the fourth quarter of 2013, NiSource’s Columbia Pipeline Group (CPG) continued to execute on its landmark Columbia Gas Transmission (Columbia Transmission) system modernization program, as well as a growing inventory of market- and supply-driven gas transmission and midstream projects.

•	On January 30, 2014, Columbia Transmission received Federal Energy Regulatory

Commission approval of its December 2013 filing to recover costs associated with the first year of its comprehensive system modernization program. During 2013, the company completed more than 30 individual projects representing a total investment of about $300 million. The program includes replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in real-time analytics and control systems investments that enhanced the company’s ability to provide reliable services to its customers throughout the recent record-breaking cold spells across its service territory. Recovery of the 2013 investments began on February 1, 2014. The second year of the program is now underway with another $300 million of modernization investments planned. CPG and its customers have agreed to the initial five years of the comprehensive modernization program, with an opportunity to mutually extend the agreement. The overall program is expected to last 10 years or more and entails an aggregate investment in excess of $4 billion.

•
CPG also advanced several significant supply- and market-driven growth projects during 2013. These projects - which include the West Side Expansion, East Side Expansion and Warren County Project - represent a total investment of more than $550 million and development of about one billion cubic feet of added system capacity over the next two years. During 2013, the company completed a key component of the West Side Expansion project by reversing flow on a portion of the Columbia Gulf Transmission pipeline system, enabling up to approximately 500 million cubic feet per day of Marcellus Shale production to be transported from CPG’s Leach, Ky., interconnect south toward Rayne, La.

•
Separately, CPG noted that the results of two recently completed non-binding open seasons were very positive. The projects, Leach XPress and Rayne Xpress, would provide Marcellus and Utica Shale production increased access to markets on the Columbia Transmission and Columbia Gulf systems. The company continues to evaluate project details and is in active discussions with prospective shippers. Additional information is expected to be shared in the second quarter of 2014.

•
NiSource Midstream continued to capitalize on NiSource’s strategic position in the Marcellus and Utica shale production regions, as Pennant Midstream LLC’s Hickory Bend gathering and processing facilities began initial service in December. The project involves construction of about 55 miles of gathering pipeline facilities in eastern Ohio and northwestern Pennsylvania, providing capacity of 600 million cubic feet per day, and a cryogenic natural gas liquids processing plant with initial capacity of 200 million cubic feet per day. Additionally, in September, Pennant Midstream announced the development of a 38-mile natural gas liquids (NGLs) pipeline in eastern Ohio. The line will connect the Hickory Bend processing plant to the UEO Kensington facility in Columbiana County, Ohio. The line is expected to deliver up to 90,000 barrels of NGLs per day once completed, starting in the third quarter of 2014. NiSource Midstream operates Pennant Midstream, which is jointly owned by Harvest Pipeline (an affiliate of Hilcorp Energy Company) and NiSource Midstream.

•
In the Marcellus shale region, NiSource Midstream recently entered into an agreement with a subsidiary of Range Resources Corporation to provide firm transportation services on its Big Pine gathering system, which was placed in service in April 2013. The agreement provides for transportation of up to 100 million cubic feet per day. Big Pine is capable of transporting up to 425 million cubic feet per day of Marcellus Shale production with potential for expansion.

“The CPG Team is developing an impressive track record of executing its record investment program and originating an impressive collection of growth projects,” Skaggs said, noting that, in total, CPG’s capital investment program is expected to reach more than $800 million in 2014.

NIPSCO advances key environmental, system reliability and modernization investments

During the fourth quarter of 2013, NiSource’s Indiana natural gas and electric business, Northern Indiana Public Service Co. (NIPSCO), remained on track with a broad agenda of customer service, reliability and environmental improvements.

•
In November, NIPSCO placed the first of two flue gas desulfurization (FGD) units in service at its R.M. Schahfer Electric Generating Station in Wheatfield, Ind. The first unit, delivered on budget and ahead of schedule, is part of more than $850 million in environmental investments planned at NIPSCO’s electric generating facilities. A second unit at Schahfer is scheduled to be placed in service by the end of 2014, while construction continues on a separate FGD project at NIPSCO’s Michigan City Generating Station, with anticipated completion by year-end 2015.

•
A portion of NIPSCO’s planned environmental program includes capital investments related to compliance with the Environmental Protection Agency’s Mercury and Air Toxics Standards (MATS). These investments and associated cost recovery were approved by the Indiana Utility Regulatory Commission (IURC) in October.

•
Progress also continued on NIPSCO’s comprehensive natural gas and electric infrastructure modernization plans. The company's plans outline about $1.8 billion in projects designed to enhance long-term system reliability, safety and flexibility, and to enhance rural access to natural gas service. Both plans are closely aligned with legislation enacted by the Indiana legislature in early 2013 designed, in part, to encourage long-term investment in the state’s core utility infrastructure. Among other things, the legislation provides for timely recovery of qualifying system modernization investments through tracking mechanisms and deferrals. On February 17, 2014, the Indiana Utility Regulatory Commission approved NIPSCO's seven-year, $1.1 billion electric plan. NIPSCO anticipates initial investments under the programs to begin by mid-2014.

•
Progress also continued on two major NIPSCO electric transmission projects designed to enhance system flexibility and reliability. The Reynolds-Topeka project, a 100-mile, 345-kilovolt line, remains on schedule with route selection completed and right-of-way acquisition in process. The Greentown-Reynolds project, a 66-mile, 765-kilovolt line, is a joint project with Pioneer Transmission. Public outreach on the Greentown-Reynolds line is in process with the first of several open houses completed in January. The projects, which together involve an investment of approximately $500 million for NIPSCO, are anticipated to be in service by the end of 2018.

“NIPSCO has outlined an inventory of more than $6 billion in long-term infrastructure investment opportunities,” Skaggs said. “These investments will benefit customers and fuel economic development across northern Indiana and in the communities we serve.” Skaggs added that during 2014, NIPSCO’s capital investment program is expected to reach about $450 million.

Gas distribution maintains focus on customer programs, modernization and regulatory initiatives

The NiSource Gas Distribution (NGD) companies continue to execute against their long-term, $10 billion infrastructure replacement and enhancement programs, complemented by a variety of customer programs and regulatory initiatives.

•
During 2013, NGD’s capital investment level reached a record $790 million, supporting the company’s commitment to delivering safe, reliable service to customers and sustainable earnings growth for shareholders. By far, the largest portion of the gas distribution capital program is committed to system modernization programs. Under these programs, NGD replaced more than 360 miles of aging natural infrastructure and related facilities during 2013.

•
NGD regulatory proceedings also advanced during the fourth quarter as Columbia Gas of Kentucky received Kentucky Public Service Commission approval of its base rate case settlement. The company’s new rates, which took effect December 29, provide for an increased fixed customer charge and about $7.7 million in additional annual revenues. The rates support infrastructure modernization, including the installation of automated meter reading (AMR) devices.

•
Columbia Gas of Massachusetts’ base rate proceeding remains on schedule before the Massachusetts Department of Public Utilities. The case seeks increased annual revenues of about $30 million to support the company's expanded infrastructure modernization and replacement plans. A decision is expected, with new rates in effect, by March 1, 2014.

•
NGD also continues to execute on key organic and market-driven growth opportunities, including Columbia Gas of Virginia’s (CGV) development of a $15 million project that will serve a major industrial customer in Giles County, Va., starting in late 2014. As part of the same project, Columbia Transmission will separately invest about $25 million to extend its system to an interconnect with CGV to serve the customer.

“NiSource’s established approach for creating shared value for customers and key stakeholders will continue in 2014,” Skaggs said. He noted that NiSource is targeting gas distribution capital investments of about $815 million during 2014, focused primarily on modernization and growth initiatives.

Full-Year 2013 Operating Earnings - Segment Results (non-GAAP)

NiSource's consolidated operating earnings (non-GAAP) for the year ended December 31, 2013, were $1,146.3 million, compared to $1,069.6 million for the same period in 2012. Refer to Schedule 2 for the items included in 2013 and 2012 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the twelve months ended December 31, 2013, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $441.2 million for the twelve months ended December 31, 2013, compared with operating earnings of $397.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $59.4 million primarily as a result of the system modernization customer settlement impact on Columbia Transmission’s 2012 results, increased demand and commodity margin revenue from new in-service growth projects and higher royalties from mineral rights. These increases were partially offset by a decrease in shorter term transportation services.

Operating expenses, excluding the impact of trackers, increased by $19.7 million primarily due to higher employee and administrative costs, software data conversion costs and higher depreciation and amortization from new projects placed into service. These increases were partially offset by higher gains on the sale of assets resulting from the sale of storage base gas and on conveyances of mineral interests.
Equity earnings increased by $3.7 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $265.3 million for the twelve months ended December 31, 2013, compared with operating earnings of $237.6 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $37.6 million due primarily to an increase in environmental investment cost recovery, higher industrial, commercial and residential margins, transmission upgrade revenue and increased off-system sales. These increases were partially offset by decreased revenue related to emission allowances, the final reconciliation of the revenue credit recorded in 2012 and fuel handling costs.

Operating expenses, excluding the impact of trackers, increased by $9.9 million due primarily to increased employee and administrative costs, higher depreciation and amortization and increased other taxes. These increases were partially offset by lower electric generation costs largely due to reduced outages and maintenance.

Gas Distribution Operations reported operating earnings of $448.8 million for the twelve months ended December 31, 2013, compared with operating earnings of $438.4 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $77.1 million primarily attributable to increases in regulatory and service programs, including the impact from the rate cases at Columbia of Pennsylvania and Columbia of Massachusetts and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program, an increase in residential, commercial and industrial usage and higher revenue due to an increase in residential and commercial customers.

Operating expenses, excluding the impact of trackers, increased by $66.7 million due primarily to increased employee and administrative costs, higher depreciation due to an increase in capital expenditures, increased other taxes, higher outside services, increased environmental expense and higher materials and supplies expenses.

Corporate and Other Operations reported an operating earnings loss of $9.0 million for the twelve months ended December 31, 2013, compared to an operating earnings loss of $4.2 million for the comparable prior period. The change is primarily attributable to the recognition in the prior year of unrealized gains on increases in cash surrender value of corporate-owned life insurance investments.

Other Items
Interest expense decreased by $3.5 million due to the maturity of long-term debt in November 2012 and March 2013, increased AFUDC balances and lower short-term borrowings and rates. These decreases were partially offset by the issuance of long-term debt in June 2012, April 2013 and October 2013.

Other, net reflected income of $24.2 million compared to income of $2.4 million in 2012. The increase is primarily attributable to a gain from insurance proceeds and AFUDC earnings.

The effective tax rate of net operating earnings was 34.6 percent compared to 34.9 percent for the same period last year.

Fourth Quarter 2013 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the quarter ended December 31, 2013, were $340.0 million, compared to $312.6 million for the same period in 2012. Refer to Schedule 2 for the items included in 2013 and 2012 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the quarter ended December 31, 2013, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $120.4 million for the quarter ended December 31, 2013, compared with operating earnings of $128.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $2.4 million primarily due to increased demand and commodity margin revenue from projects placed into service in 2013 and higher royalties from mineral rights. These increases were partially offset by a decrease in shorter term transportation services.

Operating expenses, excluding the impact of trackers, increased by $13.1 million primarily due to higher employee and administrative expenses, increased depreciation and amortization, and higher outside services, partially offset by a gain on conveyance of mineral interests.
Equity earnings increased by $2.3 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $51.3 million for the quarter ended December 31, 2013, compared with operating earnings of $51.6 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $11.3 million due primarily to an increase in environmental investment cost recovery, higher industrial and commercial margins and an increase in a Regional Transmission Organization (RTO) recovery mechanism, which is offset in expense. This increase was partially offset by decreased revenue related to emission allowances and the final reconciliation of the revenue credit recorded in 2012.

Operating expenses, excluding the impact of trackers, increased by $11.6 million due primarily to higher Midcontinent Independent System Operator (MISO) fees, which are offset in revenue by a RTO recovery mechanism, increased employee and administrative expenses and higher tree trimming costs. These increases were partially offset by decreased environmental costs.

Gas Distribution Operations reported operating earnings of $164.2 million for the quarter ended December 31, 2013, compared with operating earnings of $133.5 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $37.9 million primarily attributable to increases in regulatory and service programs, including the impact of the rate settlement at Columbia Gas of Pennsylvania and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program, and an increase in commercial, industrial and residential usage.

Operating expenses, excluding the impact of trackers, increased by $7.2 million due primarily to increased employee and administrative expense, higher depreciation as a result of increased capital expenditures and increased other taxes, partially offset by lower environmental expense and decreased outside services.

Corporate and Other Operations reported operating earnings of $4.1 million for the quarter ended December 31, 2013, compared to an operating earnings loss of $1.3 million for the comparable prior period. This increase in earnings is primarily attributable to an insurance reserve adjustment.

Other Items
Interest expense increased by $6.6 million due to the issuance of long-term debt in April and October 2013, partially offset by the maturity of long-term debt in November 2012 and March 2013.

Other, net reflected income of $2.1 million compared to a loss of $3.6 million in 2012.

The effective tax rate of net operating earnings was 35.8 percent compared to 33.8 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the "Risk Factors" Section in NiSource's most recent Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2013	2012	2013	2012
Net Revenues
Gas Distribution	$683.5	$582.2	$2,225.3	$2,006.3
Gas Transportation and Storage	461.3	418.7	1,646.4	1,462.4
Electric	386.2	361.0	1,563.2	1,497.5
Other	61.6	37.7	224.4	101.2
Gross Revenues	1,592.6	1,399.6	5,659.3	5,067.4
Cost of Sales (excluding depreciation and amortization)	547.1	426.7	1,815.5	1,516.9
Total Net Revenues	1,045.5	972.9	3,843.8	3,550.5
Operating Expenses
Operation and maintenance	411.6	387.4	1,537.3	1,457.5
Operation and maintenance - trackers	86.7	64.6	336.6	205.9
Depreciation and amortization	145.9	140.8	573.6	549.1
Depreciation and amortization - trackers	—	3.1	3.7	12.8
Gain on sale of assets	(7.3)	—	(18.4)	—
Other taxes	60.5	55.5	235.9	220.9
Other taxes - trackers	18.4	16.9	64.7	66.9
Total Operating Expenses	715.8	668.3	2,733.4	2,513.1
Equity Earnings in Unconsolidated Affiliates	10.3	8.0	35.9	32.2
Operating Earnings	340.0	312.6	1,146.3	1,069.6
Other Income (Deductions)
Interest expense, net	(110.5)	(103.9)	(414.8)	(418.3)
Other, net	2.1	(3.6)	24.2	2.4
Total Other Deductions	(108.4)	(107.5)	(390.6)	(415.9)
Operating Earnings From Continuing Operations
Before Income Taxes	231.6	205.1	755.7	653.7
Income Taxes	82.9	69.4	261.8	227.9
Net Operating Earnings from Continuing Operations	148.7	135.7	493.9	425.8
GAAP Adjustment	4.3	(3.6)	(3.0)	(17.0)
GAAP Income from Continuing Operations	$153.0	$132.1	$490.9	$408.8
Basic Net Operating Earnings Per Share from Continuing Operations	$0.47	$0.44	$1.58	$1.46
GAAP Basic Earnings Per Share from Continuing Operations	$0.49	$0.42	$1.57	$1.40
Basic Average Common Shares Outstanding	313.4	309.9	312.4	291.9

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Distribution Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Sales revenues	$924.6	$782.6	$3,056.0	$2,707.3
Less: Cost of gas sold	455.0	356.2	1,419.7	1,166.9
Net Revenues	469.6	426.4	1,636.3	1,540.4
Operating Expenses
Operation and maintenance	181.9	180.1	728.1	681.7
Operation and maintenance - trackers	28.3	24.5	96.7	75.7
Depreciation and amortization	51.7	48.7	201.4	189.9
Other taxes	25.1	22.7	96.6	87.8
Other taxes - trackers	18.4	16.9	64.7	66.9
Total Operating Expenses	305.4	292.9	1,187.5	1,102.0
Operating Earnings	$164.2	$133.5	$448.8	$438.4
GAAP Adjustment	2.1	(5.6)	(3.4)	(47.1)
GAAP Operating Income	$166.3	$127.9	$445.4	$391.3

	Three Months Ended December 31,		Twelve Months Ended December 31,
Columbia Pipeline Group Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Transportation revenues	$215.8	$214.9	$774.7	$721.8
Storage revenues	48.6	49.6	196.4	196.7
Other revenues	57.5	32.5	208.7	83.0
Total Operating Revenues	321.9	297.0	1,179.8	1,001.5
Less: Cost of Sales	0.1	0.1	0.4	1.1
Net Revenues	321.8	296.9	1,179.4	1,000.4
Operating Expenses
Operation and maintenance	117.0	99.7	389.4	361.8
Operation and maintenance - trackers	58.4	35.9	234.0	114.4
Depreciation and amortization	28.0	25.1	106.9	99.4
Gain on sale of assets	(7.3)	—	(18.4)	—
Other taxes	15.6	15.4	62.2	59.2
Total Operating Expenses	211.7	176.1	774.1	634.8
Equity Earnings in Unconsolidated Affiliates	10.3	8.0	35.9	32.2
Operating Earnings	$120.4	$128.8	$441.2	$397.8
GAAP Adjustment	—	0.7	0.2	0.6
GAAP Operating Income	$120.4	$129.5	$441.4	$398.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Electric Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Sales revenues	$386.6	$361.6	$1,564.8	$1,499.5
Less: Cost of sales	134.2	113.2	542.6	495.9
Net Revenues	252.4	248.4	1,022.2	1,003.6
Operating Expenses
Operation and maintenance	124.9	114.7	442.7	439.2
Operation and maintenance - trackers	—	4.2	5.9	15.8
Depreciation and amortization	60.2	60.4	240.7	236.8
Depreciation and amortization - trackers	—	3.1	3.7	12.8
Other taxes	16.0	14.4	63.9	61.4
Total Operating Expenses	201.1	196.8	756.9	766.0
Operating Earnings	$51.3	$51.6	$265.3	$237.6
GAAP Adjustment	2.0	(1.0)	0.2	13.2
GAAP Operating Income	$53.3	$50.6	$265.5	$250.8

	Three Months Ended December 31,		Twelve Months Ended December 31,
Corporate and Other Operations
(in millions)	2013	2012	2013	2012
Operating Earnings (Loss)	$4.1	$(1.3)	$(9.0)	$(4.2)
GAAP Adjustment	—	(0.1)	0.1	3.8
GAAP Operating Income (Loss)	$4.1	$(1.4)	$(8.9)	$(0.4)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Gas Distribution Operations	2013	2012	2013	2012
Sales and Transportation (MMDth)
Residential	90.3	79.9	272.3	226.5
Commercial	54.4	50.1	172.9	156.2
Industrial	127.1	113.6	494.5	478.2
Off System	14.7	14.8	70.4	61.5
Other	—	0.1	0.4	0.3
Total	286.5	258.5	1,010.5	922.7
Weather Adjustment	(3.9)	6.5	(3.4)	58.8
Sales and Transportation Volumes - Excluding Weather	282.6	265.0	1,007.1	981.5

Heating Degree Days	2,122	1,940	5,698	4,799
Normal Heating Degree Days	2,034	2,037	5,610	5,664
% Colder (Warmer) than Normal	4%	(5)%	2%	(15)%
Customers
Residential			3,079,575	3,058,839
Commercial			281,535	280,842
Industrial			7,663	7,552
Other			22	22
Total			3,368,795	3,347,255

	Three Months Ended December 31,		Twelve Months Ended December 31,

Columbia Pipeline Group Operations	2013	2012	2013	2012
Throughput (MMDth)
Columbia Transmission	333.8	328.8	1,124.6	1,107.7
Columbia Gulf	149.0	213.2	643.0	894.3
Crossroads Pipeline	4.5	4.1	16.9	15.7
Intrasegment eliminations	(27.6)	(108.0)	(239.4)	(422.6)
Total	459.7	438.1	1,545.1	1,595.1

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Electric Operations	2013	2012	2013	2012
Sales (Gigawatt Hours)
Residential	811.0	763.2	3,444.7	3,524.3
Commercial	952.0	907.8	3,881.9	3,863.1
Industrial	2,426.6	2,286.1	9,339.7	9,251.0
Wholesale	5.1	17.8	669.7	250.8
Other	40.5	34.0	132.0	119.1
Total	4,235.2	4,008.9	17,468.0	17,008.3
Weather Adjustment	(28.9)	14.8	(2.4)	(145.9)
Sales Volumes - Excluding Weather impacts	4,206.3	4,023.7	17,465.6	16,862.4

Cooling Degree Days			798	1,054
Normal Cooling Degree Days			806	814
% (Colder) Warmer than Normal			(1)%	29%

Electric Customers
Residential			402,638	401,177
Commercial			54,452	53,969
Industrial			2,374	2,445
Wholesale			725	725
Other			5	6
Total			460,194	458,322

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2013	2012	2013	2012
Net Operating Earnings from Continuing Operations (Non-GAAP)	$148.7	$135.7	$493.9	$425.8
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	4.1	(6.1)	1.2	(36.4)
Settlement Agreement	—	—	(3.2)	—
Operating Expenses:
Legal reserve adjustment	—	—	—	3.1
Gain (Loss) on sale of assets and asset impairments	—	0.1	(0.9)	3.8
Total items excluded from operating earnings	4.1	(6.0)	(2.9)	(29.5)
Other Deductions:
Investment impairment	—	—	—	(0.7)
Tax effect of above items	(1.7)	2.4	1.1	13.2
Income taxes - discrete items	1.9	—	(1.2)	—
Total items excluded from net operating earnings	4.3	(3.6)	(3.0)	(17.0)
Reported Income from Continuing Operations - GAAP	$153.0	$132.1	$490.9	$408.8
Basic Average Common Shares Outstanding	313.4	309.9	312.4	291.9
Basic Net Operating Earnings Per Share from Continuing Operations	$0.47	$0.44	$1.58	$1.46
Items excluded from net operating earnings (after-tax)	0.02	(0.02)	(0.01)	(0.06)
GAAP Basic Earnings Per Share from Continuing Operations	$0.49	$0.42	$1.57	$1.40

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Quarter ended December 31,

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings	$164.2	$120.4	$51.3	$4.1	$340.0
Net Revenues:
Weather - compared to normal	2.1	—	2.0	—	4.1
Total Impact - Net Revenues	2.1	—	2.0	—	4.1
Total Impact - Operating Expenses	—	—	—	—	—
Total Impact - Operating Income	$2.1	$—	$2.0	$—	$4.1
Operating Income - GAAP	$166.3	$120.4	$53.3	$4.1	$344.1

2012 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$133.5	$128.8	$51.6	$(1.3)	$312.6
Net Revenues:
Weather - compared to normal	(5.1)	—	(1.0)	—	(6.1)
Total Impact - Net Revenues	(5.1)	—	(1.0)	—	(6.1)
Operating Expenses:
(Loss) Gain on sale of assets and asset impairments	(0.5)	0.7	—	(0.1)	0.1
Total Impact - Operating Expenses	(0.5)	0.7	—	(0.1)	0.1
Total Impact - Operating (Loss) Income	$(5.6)	$0.7	$(1.0)	$(0.1)	$(6.0)
Operating Income (Loss) - GAAP	$127.9	$129.5	$50.6	$(1.4)	$306.6

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Twelve Months ended December 31,

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$448.8	$441.2	$265.3	$(9.0)	$1,146.3
Net Revenues:
Weather - compared to normal	1.0	—	0.2	—	1.2
Settlement Agreement	(3.2)	—	—	—	(3.2)
Total Impact - Net Revenues	(2.2)	—	0.2	—	(2.0)
Operating Expenses:
(Loss) Gain on sale of assets and asset impairments	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating Expenses	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating (Loss) Income	$(3.4)	$0.2	$0.2	$0.1	$(2.9)
Operating Income (Loss) - GAAP	$445.4	$441.4	$265.5	$(8.9)	$1,143.4

2012 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$438.4	$397.8	$237.6	$(4.2)	$1,069.6
Net Revenues:
Weather - compared to normal	(46.6)	—	10.2	—	(36.4)
Total Impact - Net Revenues	(46.6)	—	10.2	—	(36.4)
Operating Expenses:
Legal reserve adjustment	—	—	3.1	—	3.1
(Loss) Gain on sale of assets and asset impairments	(0.5)	0.6	(0.1)	3.8	3.8
Total Impact - Operating Expenses	(0.5)	0.6	3.0	3.8	6.9
Total Impact - Operating (Loss) Income	$(47.1)	$0.6	$13.2	$3.8	$(29.5)
Operating Income - GAAP	$391.3	$398.4	$250.8	$(0.4)	$1,040.1

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2013	2012	2013	2012
Net Revenues
Gas Distribution	$685.7	$577.2	$2,226.3	$1,959.8
Gas Transportation and Storage	461.3	418.7	1,643.2	1,462.4
Electric	388.2	360.0	1,563.4	1,507.7
Other	61.6	37.7	224.4	101.0
Gross Revenues	1,596.8	1,393.6	5,657.3	5,030.9
Cost of Sales (excluding depreciation and amortization)	547.2	426.6	1,815.5	1,516.9
Total Net Revenues	1,049.6	967.0	3,841.8	3,514.0
Operating Expenses
Operation and maintenance	498.3	452.1	1,873.9	1,660.3
Depreciation and amortization	145.9	143.9	577.3	561.9
(Gain)/loss on sale of assets and impairment, net	(7.3)	—	(17.5)	(3.8)
Other taxes	78.9	72.4	300.6	287.7
Total Operating Expenses	715.8	668.4	2,734.3	2,506.1
Equity Earnings in Unconsolidated Affiliates	10.3	8.0	35.9	32.2
Operating Income	344.1	306.6	1,143.4	1,040.1
Other Income (Deductions)
Interest expense, net	(110.5)	(103.9)	(414.8)	(418.3)
Other, net	2.1	(3.6)	24.2	1.7
Total Other Deductions	(108.4)	(107.5)	(390.6)	(416.6)
Income from Continuing Operations before Income Taxes	235.7	199.1	752.8	623.5
Income Taxes	82.7	67.0	261.9	214.7
Income from Continuing Operations	153.0	132.1	490.9	408.8
Income (Loss) from Discontinued Operations - net of taxes	(1.2)	1.9	6.3	7.3
Gain on Disposition of Discontinued Operations - net of taxes	—	—	34.9	—
Net Income	$151.8	$134.0	$532.1	$416.1
Basic Earnings Per Share
Continuing operations	$0.49	$0.42	$1.57	$1.40
Discontinued operations	(0.01)	0.01	0.13	0.03
Basic Earnings Per Share	$0.48	$0.43	$1.70	$1.43
Diluted Earnings Per Share
Continuing operations	$0.49	$0.42	$1.57	$1.36
Discontinued operations	(0.01)	0.01	0.13	0.03
Diluted Earnings Per Share	$0.48	$0.43	$1.70	$1.39
Basic Average Common Shares Outstanding	313.4	309.9	312.4	291.9
Diluted Average Common Shares	314.8	311.3	313.6	300.4

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	December 31, 2013	December 31, 2012
ASSETS
Property, Plant and Equipment
Utility Plant	$23,303.7	$21,642.3
Accumulated depreciation and amortization	(9,256.5)	(8,986.4)
Net utility plant	14,047.2	12,655.9
Other property, at cost, less accumulated depreciation	317.9	260.0
Net Property, Plant and Equipment	14,365.1	12,915.9
Investments and Other Assets
Unconsolidated affiliates	373.7	243.3
Other investments	204.0	194.4
Total Investments and Other Assets	577.7	437.7
Current Assets
Cash and cash equivalents	26.8	36.3
Restricted cash	8.0	46.8
Accounts receivable (less reserve of $23.5 and $24.0, respectively)	1,005.8	907.3
Income tax receivable	5.1	130.9
Gas inventory	354.6	326.6
Underrecovered gas and fuel costs	46.4	45.0
Materials and supplies, at average cost	101.2	97.4
Electric production fuel, at average cost	44.6	71.7
Price risk management assets	22.7	0.5
Exchange gas receivable	70.6	51.3
Assets of discontinued operations and assets held for sale	—	133.9
Regulatory assets	142.8	162.8
Prepayments and other	330.6	357.2
Total Current Assets	2,159.2	2,367.7
Other Assets
Price risk management assets	0.5	40.7
Regulatory assets	1,522.2	2,024.4
Goodwill	3,666.2	3,677.3
Intangible assets	275.7	286.6
Deferred charges and other	87.3	94.4
Total Other Assets	5,551.9	6,123.4
Total Assets	$22,653.9	$21,844.7

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	December 31, 2013	December 31, 2012
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 313,675,911 and 310,280,867 shares outstanding, respectively	$3.2	$3.1
Additional paid-in capital	4,690.1	4,597.6
Retained earnings	1,285.5	1,059.6
Accumulated other comprehensive loss	(43.6)	(65.5)
Treasury stock	(48.6)	(40.5)
Total Common Stockholders’ Equity	5,886.6	5,554.3
Long-term debt, excluding amounts due within one year	7,593.2	6,819.1
Total Capitalization	13,479.8	12,373.4
Current Liabilities
Current portion of long-term debt	542.1	507.2
Short-term borrowings	698.7	776.9
Accounts payable	619.0	538.9
Customer deposits and credits	262.6	269.6
Taxes accrued	254.8	235.5
Interest accrued	136.4	133.7
Overrecovered gas and fuel costs	32.2	22.1
Price risk management liabilities	1.4	8.2
Exchange gas payable	186.4	146.2
Deferred revenue	18.5	42.8
Regulatory liabilities	60.2	171.6
Accrued liability for postretirement and postemployment benefits	6.2	6.1
Liabilities of discontinued operations and liabilities held for sale	—	108.6
Legal and environmental reserves	32.3	42.2
Other accruals	327.6	309.7
Total Current Liabilities	3,178.4	3,319.3
Other Liabilities and Deferred Credits
Price risk management liabilities	0.3	2.6
Deferred income taxes	3,277.8	2,953.3
Deferred investment tax credits	20.9	24.8
Deferred credits	91.9	84.1
Deferred revenue	17.1	—
Accrued liability for postretirement and postemployment benefits	527.5	1,107.3
Regulatory liabilities and other removal costs	1,669.8	1,593.3
Asset retirement obligations	174.4	160.4
Other noncurrent liabilities	216.0	226.2
Total Other Liabilities and Deferred Credits	5,995.7	6,152.0
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$22,653.9	$21,844.7

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Year Ended December 31, (in millions)	2013	2012
Operating Activities
Net Income	$532.1	$416.1
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	577.3	561.9
Net changes in price risk management assets and liabilities	2.6	2.5
Deferred income taxes and investment tax credits	287.4	292.6
Deferred revenue	(7.2)	(8.3)
Stock compensation expense and 401(k) profit sharing contribution	50.7	45.0
Gain on sale of assets	(17.6)	(4.1)
Loss on impairment of assets	0.1	0.3
Income from unconsolidated affiliates	(35.7)	(30.9)
Gain on disposition of discontinued operations - net of taxes	(34.9)	—
(Income) Loss from discontinued operations - net of taxes	(6.3)	(7.3)
Amortization of discount/premium on debt	9.4	9.7
AFUDC equity	(18.5)	(10.6)
Distributions of earnings received from equity investees	32.1	34.9
Changes in Assets and Liabilities:
Accounts receivable	(94.8)	(51.4)
Income tax receivable	125.9	(130.0)
Inventories	(9.2)	62.4
Accounts payable	67.8	57.3
Customer deposits and credits	(6.9)	(43.9)
Taxes accrued	2.6	21.9
Interest accrued	3.8	21.8
Over (Under) recovered gas and fuel costs	8.6	(51.1)
Exchange gas receivable/payable	21.0	(9.2)
Other accruals	2.2	(26.2)
Prepayments and other current assets	(17.0)	(4.5)
Regulatory assets/liabilities	479.1	(51.7)
Postretirement and postemployment benefits	(549.1)	123.0
Deferred credits	10.5	4.9
Deferred charges and other noncurrent assets	20.3	71.9
Other noncurrent liabilities	(9.5)	(14.1)
Net Operating Activities from Continuing Operations	1,426.8	1,282.9
Net Operating Activities from (used for) Discontinued Operations	10.0	(7.4)
Net Cash Flows from Operating Activities	1,436.8	1,275.5
Investing Activities
Capital expenditures	(1,879.9)	(1,498.8)
Insurance recoveries	6.4	6.5
Proceeds from disposition of assets	18.0	25.6
Restricted cash withdrawals	38.7	114.2
Contributions to equity investees	(125.4)	(20.4)
Other investing activities	(67.9)	(49.0)
Net Investing Activities used for Continuing Operations	(2,010.1)	(1,421.9)
Net Investing Activities from (used for) Discontinued Operations	118.7	(3.3)
Net Cash Flows used for Investing Activities	(1,891.4)	(1,425.2)
Financing Activities
Issuance of long-term debt	1,307.6	991.4
Repayments of long-term debt and capital lease obligations	(510.9)	(331.6)
Premium and other debt related costs	(3.2)	(3.4)
Change in short-term debt, net	(78.1)	(582.2)
Issuance of common stock	43.7	383.5
Acquisition of treasury stock	(8.1)	(10.0)
Dividends paid - common stock	(305.9)	(273.2)
Net Cash Flows from Financing Activities	445.1	174.5
Change in cash and cash equivalents from continuing operations	(138.2)	35.5
Change in cash and cash equivalents from discontinued operations	128.7	(10.7)
Cash and cash equivalents at beginning of period	36.3	11.5
Cash and Cash Equivalents at End of Period	$26.8	$36.3